Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of Procera Networks, Inc.:

-	Registration Statement on Form S-8 (No. 333-190521) pertaining to the Procera Networks, Inc. 2007 Equity Incentive Plan
-	Registration Statement on Form S-8 (No. 333-186671) pertaining to the Procera Networks, Inc. Inducement Grant Option Agreements
-	Registration Statement on Form S-3 (No. 333-186670) pertaining to common stock issued or issuable by Procera Networks, Inc.
-	Registration Statement on Form S-8 (No. 333-183611) pertaining to the Procera Networks, Inc. 2007 Equity Incentive Plan
-	Registration Statement on Form S-3 (No. 333-180836) pertaining to common stock issued or issuable by Procera Networks, Inc.
-	Registration Statement on Form S-3 (No. 333-180141) pertaining to common stock issued or issuable by Procera Networks, Inc.
-	Registration Statement on Form S-8 (No. 333-176191) pertaining to the Procera Networks, Inc. 2007 Equity Incentive Plan
-	Registration Statement on Form S-8 (No. 333-165464) pertaining to the 2003 Stock Option Plan, Amended 2004 Stock Option Plan and the 2007 Equity Incentive Plan
-	Registration Statement on Form S-8 (No. 333-147944) pertaining to the 2003 Stock Option Plan and Amended 2004 Stock Option Plan

of our reports dated March 11, 2014, with respect to the consolidated financial statements and schedule of Procera Networks, Inc., as of December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows and Schedule for each of the two years in the period ended December 31, 2013, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California
March 12, 2015